EQUITY TRANSFER AGREEMENT
(English Translation)

This Equity Transfer Agreement (the "Agreement") is entered into by and among the following parties on June 12, 2008 at Kaili City, Guizhou Province of China:

Transferors:

(1) Huizong Zhang (hereinafter referred to as "Transferor");
      Address: No. 164, Zhanghangou Huilong Village Mihe Town Gongyi City, Henan Province.
      ID: 410124196808250011

(2) Yuanwei Zhang (hereinafter referred to as "Transferor") ;
      Address: No. 95 Xingzheng Road Mihe Town Gongyi City, Henan Province.
      ID: 41018119530103514

(3) Shuqin Yu (hereinafter referred to as "Transferor");
      Address: No. 164, Zhanghangou Huilong Village Mihe Town Gongyi City, Henan Province.
      ID: 410181196901010108

The above three transferors are hereinafter collectively referred to as the "Transferors".

Transferee (the "Transferee"):

Henan GengSheng Refractories Co., Ltd.
Address: No. 88 Gengsheng Road Dayugou Town Gongyi City, Henan Province.

The Transferors and the Transferee are hereinafter referred to as the "Party" respectively and the "Parties" collectively.

WHEREAS

The Transferors are the shareholders of Xin Yu Abrasive Limited (the "Xin Yu"), collectively holding 100 % shares of the Xin Yu (the "Shares"), among which 56.8% equity held by Huizong Zhang, 26.6%equity held by Yuanwei Zhang, and 16.6% equity held by Shuqin Yu respectively.

WHEREAS

The Transferors agree to transfer all the equities they hold to the Transferee.

NOW, THEREFORE, the Parties hereby agree to enforce the Agreement as follows based on the principle of good faith and mutual benefit:

Article 1 Share Transfer

1.1 As per stipulations in this Agreement, the Transferor, as the owner of all shares of the Xin Yu, shall transfer such Shares to the Transferee (the "Transfer").

1.2 After the Transfer, the Transferee will own 100% shares of the Xin Yu and becomes the sole shareholder of the Xin Yu.

Article 2 Transfer Price and Payment

2.1 The Parties agree that the total value of this Transfer is RMB6,000,000 (approximately US$869,565), among which RMB3,408,000 (approximately US$493,913) to be transferred to Huizong Zhang, RMB 1,596,000 (approximately US$231,304) to be transferred to Yuanwei Zhang, and RMB 996,000 (approximately US$144,347) to be transferred to Shuqin Yu respectively.

2.2 The Parties agree to pay the value of the Transfer as follows:

(1) Upon the execution of this Agreement, the Transferee will pay RMB 5,400,000 (approximately US$782,608) to the Transferors to commence the transfer procedure then the management team of Transferee shall start to operate the Xin Yu.

(2) The Transferee will repay the balance of RMB 600,000 (approximately US$86,957) to the Transferors within 30 days after completing the transfer registration with Commerce Department.

2.3 The Transferors shall provide the receipts to the Transferee after receiving the payment.

Article 3 Transfer Procedure

3.1 Upon the execution of this Agreement, the Transferors will transfer all the related documents including original business certificate, tax registration certificate, corporate code, corporate seals, financial approval stamp, contract seal, and all the approved documents from government and contracts upon the establishment of company. The procedures of the Transfer shall be agreed by the Parties in written. The date of completion of all the paperwork transfer is the date of the Transfer.

3.2 Upon the execution of this Agreement and the completion of the Transfer, the Transferee shall be responsible for all the procedures of registration of ownership transfer and the Transferors shall provide all needed assistance.

3.3 The closing date of this Transfer is the date of the registration of ownership to be approved by the Commerce Department.

Article 4 Assets Disposal & Price of Equity Transfer

4.1 The Xin Yu shall manage its assets prior to the Transfer as follows:

(1) The Xin Yu shall continue to have rights of use for all the tangible and intangible assets it owned before the Transfer including smelting and abrasive production lines. The Transferee will possess the ownership and the price of Transfer will be concluded under Article 2 in this Agreement.

(2) The Transferors will enjoy all the rights and interests of the raw materials, semi-finished products, finished products and tools and parts listed on the book prior to the Transfer. The Parties shall negotiate the price of the Transfer if the Xin Yu will continue to have rights of use (the Transferee own the ownership of assets) for the above assets after the Transfer. The value of parts and tools are evaluated based on their book value; the prices of other assets will be further negotiated and concluded by the Parties.

(3) The Parties shall discuss how to dispose other assets on the book prior to the Transfer.

(4) The rights and benefits, credits and debits the Xin Yu have will be all transferred to the Transferee upon the completion of transfer. Prior to transaction, the Transferors will enjoy related benefits and rights and be responsible for all the creditor’s rights and debts belonging to the Xin Yu. The transferors shall be responsible for the previous unresolved debts, including but not limited to unpaid tax, the obligation incurred from guarantees for their party, existing law suit, arbitration, potential law suit and arbitration, and other existing or potential payable items or potential rights restriction, and the duty and obligations occurred after the transfer. The Transferors shall communicate one and the others to fulfill obligation or re-pay the debt. The Transferee shall be legible to recover the debts to be re-paid legally by the Transferee due to legal requirement.

(5) All the assets and debits related to Xin Yu prior to the transfer but to be owned by the Transferors after the transfer (neither the Xin Yu has rights of use nor the Transferee has the ownership either) will be legally transferred to the Transferors at the price of RMB 1 from the Xin Yu.

Article 5 Tax Payment

Each Party shall be responsible for all the tax levied from the Transfer respectively.

Article 6 Personnel Management

The employees of Xin Yu shall be fully devoted to work as usual and maintain the normal operation after the Transfer. The Transferee shall guarantee to at least offer the same salary, employee benefits and welfares to be provided by the Xin Yu.

Article 7 Warrants

7.1 From the Transferors

(1) The Transferor hereby warrant that they have the rights under the laws of the People’s Republic of China to own, use, enjoy the benefits of and dispose of the equity will not be restricted by any law or any contract’s obligations to prevent the Transfer agreed in this Agreement.

(2) Upon the execution of this Agreement, the legality, effectiveness, and obligation are considered to be established.

(3) The Transferors hereby warrant that the equity to be transferred and the assets of the Xin Yu to be disclosed to the Transferee are legally owned by them without existing issues regarding pledge, guarantee, freezing of assets or the rights involved with the third parties, or any law suits, arbitration, and disputes to impair the Transfer.

(4) The Transferors hereby warrant that all the information to be disclosed regarding the Transfer is fully and truly informed and valid without any misleading presentations.

(5) The Transferors shall provide all the necessary documents, materials, and related information in order to promptly complete this Transfer.

(6) Prior to the execution of this Agreement, the Transferors warrant that all the documents and information to be provided truly represent the status of the Xin Yu.

7.2 From the Transferee

(1) The Transferee in this Agreement is the enterprise legal person to be registered and legally established under the PRC laws.

(2) Upon the execution of this Agreement, the legality, effectiveness, and obligation are considered to be established.

(3) The Transferee shall provide all the necessary documents, materials, and related information in order to promptly complete this equity transfer transaction.

(4)The Transferee warrants the legal capacity and authorization to execute this Agreement will not involve any violation of sanction, governing law, and the restrictions of contract.

Article 8 Liabilities for Breach of Contract

8.1 Upon the effectiveness of this Agreement, the Parties shall be bound by the terms of this Agreement. Any defaults against the Agreement shall be considered as violations according to the "Contract Law of People’s Republic of China".

8.2. The breaching party shall, in addition to be responsible all the economic damages including but not limited to expenses for legal counsels and law suits incurred from the violation due to the violations.

8.3. Neither of the Party shall be responsible for partial or complete failure of fulfilling the obligations under this Agreement due to the reasons which is beyond self-control such as government’s disapproval or the matter of force majeure.

Article 9 Dispute settlement

9.1 Any dispute shall be settled through negotiation by the Parties. The case shall be filed to the local jurisdiction this Agreement executed when the consensus of settlement cannot be reached.

9.2 Except the unsettled disputes, the Parties shall continue to fulfill their obligations under this Agreement.

Article 10 Confidential Treatment

Without the permission of the other Party in writing, any Party shall not disclose the Agreement or any content or material in connection with any transaction of this Agreement or its supplements including but not limited to any operations statistics, financial statements, agreements, and any commercial information neither in writing and oral format, excluding the following disclosure:

(1) The disclosure is made according to the provisions of applicable laws, regulations and rules (including, but not limited to, regulations of security exchanges) or requirements of relevant government authorities or supervision authorities, or court orders;

(2) The disclosure to legal counselor or other consulting institutions in order to complete this Transfer;

(3) The disclosure is agreed by the Parties.

Article 11 Miscellaneous

11.1 This Agreement, for the purpose of the Transfer to be executed under the consensus among the Transferor and the Transferee, will become effective as of the date when the Transferors and the Transferee sign and affix the company seal to this Agreement.

11.2 Any supplements to be signed in order to enforce this Agreement and other official documents approved by related authority but not included to this Agreement are all considered as supplements to this Agreement as annexes.

11.3 There are five copies of the Agreement are signed as originals with the same legal validity. The Transferors have three original for each transferors, and the Transferee has two originals.

Transferor:		Transferee:
Huizong Zhang	By:/s/ Huizong Zhang	Henan Gengsheng Refractories Co., Ltd.
(Seal)		(Seal)
Yuanwei Zhang	By: /s/ Yuanwei Zhang	By: /s/ Shunqing Zhang
(Seal)		Legal Representative/Authorized Representative
Shuqing Yu	By: /s/: Shuqin Yu
(Seal)